Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 6, 2008,

AMONG

NOBEL LEARNING COMMUNITIES, INC.,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL,

as Administrative Agent

BMO CAPITAL MARKETS, AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

CITIZENS BANK OF PENNSYLVANIA, AS SYNDICATION AGENT

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Assignment and Acceptance
EXHIBIT H	—	Commitment Amount Increase Request
SCHEDULE 1	—	Commitments
SCHEDULE 1.3	—	Existing Letters of Credit
SCHEDULE 5.1	—	Scheduled EBITDA Adjustments
SCHEDULE 6.2	—	Subsidiaries
SCHEDULE 6.5	—	Financial Reports
SCHEDULE 6.6	—	No Material Adverse Change
SCHEDULE 6.12	—	Taxes
SCHEDULE 6.16	—	ERISA
SCHEDULE 6.20	—	No Broker Fees
SCHEDULE 8.7	—	Borrowings and Guaranties
SCHEDULE 8.10	—	Mergers, Consolidations and Sales

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CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of June 6, 2008 by and among NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

The parties hereto, and Harris, N.A., as Administrative Agent, have previously entered into that certain Credit Agreement dated as of February 20, 2004, as amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of October 30, 2006 (as amended, modified or supplemented prior to the date hereof, the “Original Agreement”).

The Borrower has requested, and the Lenders have agreed to amend and restate the Original Agreement in its entirety, and to extend certain credit facilities on the terms and conditions of this Agreement.

By its execution hereof, Harris N.A. hereby resigns as Administrative Agent and the Lenders appoint Bank of Montreal, as successor Administrative Agent.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE CREDIT FACILITIES.

Section 1.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Borrower and one or more of the Guarantors in an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding. The parties hereto hereby acknowledge and agree that each of the letters of credit set forth on Schedule 1.3 hereto shall constitute Letters of Credit for all purposes of this Agreement.

(b) Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 10 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower and, if such Letter of Credit is for the account of one of the Guarantors, such Guarantor for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 hereof or unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the L/C Issuer issues any Evergreen Letter of Credit, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give notice of non-renewal before the time necessary to prevent an automatic extension of such Evergreen Letter of Credit if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

(c) The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of

Credit, except that reimbursement shall be made by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(e) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(e) below.

(d) Obligations Absolute. The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except where arising from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(f) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(g) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(h) Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer “ shall be deemed to refer to such successor or to any previous L/C Issuer or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 1.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher  1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding

Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y)  1/2 of 1%.

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“LIBOR01” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace the LIBOR01 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

(c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.4. Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit shall be in an amount not less than $100,000. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $500,000. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.5. Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Upon notice to the Borrower by the Administrative Agent or the Required Lenders, no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists. The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that the Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans at the end of its then current Interest Period. Notwithstanding anything to the contrary in Section 1.2(b) hereof, in the event the Borrower fails to give notice pursuant to Section 1.5(a) above or Section 1.14(c) below, as the case may be, of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois (or at such other location as the Administrative Agent may designate). The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois (or such other location as the Administrative Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s principal operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the Borrower will have no liability under such Section with respect to such payment.

Section 1.6. Interest Periods. As provided in Section 1.5(a) and 1.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months (or if available to all Lenders 9 or 12 months) thereafter, and (c) in the case of a Swing Loan, on the date 1 to 5 Business Days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(i) any Interest Period for a Borrowing of Revolving Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(ii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Credit Termination Date;

(iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.7. Maturity of Revolving Loans and Swing Loans. Each Revolving Loan and Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Revolving Credit Termination Date.

Section 1.8. Prepayments. (a) Optional. The Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in an amount not less than $100,000, (ii) if such Borrowing is of Swing Loans, in an amount not less than $50,000, (iii) if such Borrowing is of Eurodollar Loans, in an amount not less than $500,000, and (iv) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.4 and 1.14 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior written notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, written notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

(b) Mandatory. (i) If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by the Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents within six months following receipt of such Net Cash Proceeds, and (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions or Events of Loss during any fiscal year of the Borrower not exceeding $500,000 in the aggregate so long as no Default or Event of Default then exists. The amount of each such prepayment shall be applied to the Revolving Loans until paid in full and then, to the extent that an Event of Default then exists, applied to cash collateralize the Letters of Credit. The amount of each such prepayment shall be applied on a ratable basis among the outstanding Loans of the several Lenders based on the principal amounts thereof.

(ii) If after the Closing Date the Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued to officers, directors or employees of the Borrower as compensation for bona fide services provided or to be provided to the Borrower by such persons and approved by the Borrower’s Board of Directors or the Compensation Committee of the Borrower’s Board of Directors, as the case may be, or in connection with the exercise of employee stock options and capital stock of the Borrower issued to the seller of an Acquired Business in connection with a Permitted Acquisition or to any Person as a dividend or distribution, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the outstanding Revolving Loans until paid in full, in an aggregate amount equal to 50% of the amount of such Net Cash Proceeds and then, to the extent that an Event of Default then exists, applied to cash collateralize the Letters of Credit. The amount of each such prepayment shall be applied on a ratable basis among the outstanding Loans of the several Lenders based on the principal amounts thereof. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii) If after the Closing Date the Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(h) hereof, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such Subsidiary in respect thereof. Promptly upon receipt by the Borrower or such Subsidiary of Net Cash Proceeds of such issuance, the Borrower shall prepay the outstanding Revolving Loans until paid in full in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds and then, to the extent that an Event of Default then exists, applied to cash collateralize the Letters of Credit. The amount of each such prepayment shall be applied on a ratable basis among the outstanding Loans of the several Lenders based on the principal amounts thereof. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iv) The Borrower shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

(v) Unless the Borrower otherwise directs, prepayments of Loans under this Section 1.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of Eurodollar Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(vi) For the avoidance of doubt, (A) any prepayment of Loans or any cash collateralization of Letters of Credit under this Section 1.8(b) shall not reduce the Revolving Credit Commitments and (B) the Borrower and its Subsidiaries shall not be required to apply Net Cash Proceeds to make any prepayments required by Sections 1.8(b)(i)-(iii) if no Loans are outstanding and no Event of Default exists.

(c) Any amount of Revolving Loans or Swing Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 1.9. Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurodollar Loan or any Swing Loan bearing interest at the Administrative Agent’s Quoted Rate, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto, at which time such loans shall automatically convert to Base Rate Loans;

(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with prior written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on written demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.10. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the relevant Revolving Credit Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.11. Funding Indemnity. If any Lender shall incur any loss of profit, and any loss, cost or reasonable expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 1.5(a) or 1.14 hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or reasonable expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 1.12. Commitment Terminations. (a) Optional Revolving Credit Terminations. The Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

(b) Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

Section 1.13. Substitution of Lenders. In the event (a) the Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the

Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid by the Borrower).

Section 1.14. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $50,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly notify the Swing Line Lender of any such request. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted

Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available by the Swing Line Lender to the Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time direct the Administrative Agent to, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent at the direction of the Swing Line Lender pursuant to Section 1.14(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Swing Line Lender, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 1.15. Increase in Revolving Credit Commitments. The Borrower may, on any Business Day prior to the Revolving Credit Termination Date, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), increase the aggregate amount of the Revolving Credit Commitments by an amount up to $25,000,000 by delivering a Commitment Amount Increase Request substantially in the form attached hereto as Exhibit H or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Commitment Amount Increase”) identifying an additional Lender (or additional Revolving Credit Commitments for existing Lender(s)) and the amount of its Revolving Credit Commitment (or additional amount of its Revolving Credit Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Revolving Credit Commitments shall be in an amount not less than $5,000,000, (ii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Commitment Amount Increase and (iii) all representations and warranties contained in Section 6 hereof shall be true and correct at the time of such request and on the effective date of such Commitment Amount Increase. The effective date of the Commitment Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall advance Revolving Loans in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Revolver Percentage of Revolving Loans. It shall be a condition to such effectiveness that (i) if any Eurodollar Loans are outstanding under the Revolving Credit on the date of such effectiveness, such Eurodollar Loans shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 1.11 hereof provided, that the Administrative Agent shall, to the extent that the Administrative Agent considers it practicable, net payments to and borrowings from the same Lender and (ii) the Borrower shall not have terminated any portion of the Revolving Credit Commitments pursuant to Section 1.12 hereof. The Borrower agrees to pay any reasonable expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment. For the avoidance of doubt, all Revolving Loans made pursuant to a Commitment Amount Increase, and the Revolving Credit Commitments in connection therewith, shall be made on and subject to the terms and conditions applicable to all other Revolving Loans and Revolving Credit Commitments hereunder.

SECTION 2. FEES.

Section 2.1. Fees. (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a quarterly commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments for the preceding quarter (or shorter period commencing on the Closing Date or ending on the Revolving Credit Termination Date). Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account an issuance fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter (or shorter period commencing on the Closing Date or ending on the Revolving Credit Termination Date). In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated April 15, 2008 or as otherwise agreed to in writing between them.

(d) Audit Fees. The Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than one such audit per calendar year.

SECTION 3. PLACE AND APPLICATION OF PAYMENTS.

Section 3.1. Place and Application of Payments. All payments of principal of and interest on the Loans, the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 2:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Revolving Credit Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and any Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and the Guarantors secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 3.2. Account Debit. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to the Borrower or any other Person for the Administrative Agent’s failure to do so; provided, further, the Administrative Agent shall give notice to the Borrower prior to (if no Event of Default exists), or after (if an Event of Default exits), making any such charge against the Borrower’s deposit accounts.

SECTION 4. GUARANTIES AND COLLATERAL.

Section 4.1. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each Guarantor pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor hereunder if providing such Guaranty would cause an adverse effect on the Borrower’s federal income tax liability.

Section 4.2. Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Default or Event of Default, (x) Liens on demand deposit accounts other than payroll accounts maintained by the Borrower and the Guarantors in proximity to their operations need not be perfected, provided that the amount on deposit in any such individual account for any period in excess of five (5) consecutive calendar days not so perfected shall not exceed $1,500,000 (or such other amount as is determined by the Administrative Agent in its reasonable credit judgment), (y) Liens on payroll accounts maintained by the Borrower and the Guarantors need not be perfected provided the total amount on deposit at any time does not materially exceed the current amount of their payroll obligations and (z) Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $150,000 in the aggregate, (ii) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens on the Voting

Stock of a Foreign Subsidiary which, if granted, would cause an adverse effect on the Borrower’s federal income tax liability shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary, and (iii) unless otherwise required by the Administrative Agent or the Required Lenders during the existence of any Event of Default, Liens need not be granted on the assets of a Foreign Subsidiary which, if granted, would cause an adverse effect on the Borrower’s federal income tax liability. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.

Section 4.3. Liens on Real Property. In the event that the Borrower or any Guarantor owns or hereafter acquires any real property (except in the case where such real property is acquired after the Closing Date which the Borrower or such Guarantor intends to dispose of in a sale and leaseback transaction permitted by Section 8.10(h) provided that such sale and leaseback transaction is completed within five (5) Business Days (or such longer period reasonably acceptable to the Administrative Agent) following the acquisition of such real property and the Borrower delivers to the Administrative Agent not later than two days (or such longer period reasonably acceptable to the Administrative Agent) following the date such sale and leaseback is completed, an executed copy of the transaction document(s) pursuant to which such sale and leaseback transaction is to occur), the Borrower shall, or shall cause such Guarantor to, execute and deliver to the Administrative Agent a mortgage or deed of trust acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by the Administrative Agent in recording such mortgage or deed of trust, and shall supply to the Administrative Agent, to the extent required by the Administrative Agent in its reasonable discretion, at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Administrative Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.4. Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty or Additional Guarantor Supplement and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.5. Collections. The Borrower shall cause all cash proceeds of the Collateral of the Borrower and each Subsidiary in any deposit account maintained by the Borrower and each Subsidiary in an amount in excess of $20,000 per account to be deposited on a daily basis into a central collection account maintained by the Borrower with the Administrative Agent or with other financial institutions selected by the Borrower and acceptable to the Administrative Agent, pursuant to arrangements acceptable to the Administrative Agent under which the balance of collected funds standing on deposit in such accounts maintained with such other financial institutions are transmitted to one or more collections accounts at the Administrative Agent, except to the extent agreed by the Borrower and the Administrative Agent with respect to certain payroll and demand deposit accounts of the Borrower and its Subsidiaries.

SECTION 5. DEFINITIONS; INTERPRETATION.

Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Adjusted LIBOR” is defined in Section 1.3(b) hereof.

“Administrative Agent” means Bank of Montreal and any successor pursuant to Section 11.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 1.14(c) hereof.

“Administrative Questionnaire” means the Administrative Questionnaire in form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL FUNDED DEBT/EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EURODOLLAR LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR REVOLVING CREDIT COMMITMENT FEE SHALL BE:
V	Greater than or equal to 2.50 to 1.00	0.90%	2.40%	0.55%

IV	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	0.65%	2.15%	0.45%

III	Less than 2.00 to 1.0, but greater than or equal to 1.50 to 1.00	0.15%	1.65%	0.35%

II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.15%	1.40%	0.30%

I	Less than 1.00 to 1.00	0.15%	1.15%	0.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after June 30, 2008, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.

“Application” is defined in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Assignment of Leases” means, collectively, each Assignment of Leases and Rents between the Borrower or the relevant Guarantor and the Administrative Agent relating to real property leased by the Borrower or the relevant Guarantor as lessor (or sublessor) to a third party, as the same may be amended, modified, supplemented or restated from time to time.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 1.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit according to their Percentages of such Credit. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof. Borrowings of Swing Loans are made by the Administrative Agent in accordance with the Procedures set forth in Section 1.14 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Camelback Acquisition” means the acquisition by the Borrower of two schools in Arizona pursuant to the Camelback Purchase Agreement, the Total Consideration of which aggregates approximately $400,000.

“Camelback Purchase Agreement” means, collectively, that certain Acquisition Agreement among (i) the Borrower, Camelback Desert School Scottsdale, Inc. and the selling shareholders party thereto and (ii) the Borrower, Camelback Desert School, Inc. and the selling shareholders party thereto.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” shall occur if (i) any “person” becomes the “beneficial owner” (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of the Borrower having 50% or more of the total number of votes that may be cast for the election of the Borrower’s directors; (ii) within any period of twelve (12) consecutive calendar months of individuals who are members of the board of directors (or similar governing body) of the Borrower on the first day of such period (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the first day of such period or previously so approved) fail to constitute a majority of the board of directors (or similar governing body) of the Borrower; or (iii) there occurs a cash or tender offer for the

Borrower’s shares, merger, or other business combination, or sale of assets or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of the Borrower before the event shall cease to constitute a majority of the board of directors or of the board of directors of any successor to the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Mortgages, the Second Supplements, the Security Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

“Compliance Certificate” is defined in Section 8.5(i) hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit” means either of the Revolving Credit or the Swing Line.

“Credit Event” means the advancing of any Loan, or the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(i), 8.10(ii)(a), (b), (c) or (d) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Earn Out Payments” means and includes any earn out obligations, performance payments or similar obligations of the Borrower or any Subsidiary arising out of or in connection with an Acquisition.

“EBITDA” means, with reference to any period (each, a “Test Period”), Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for the Borrower and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets for the Borrower and its Subsidiaries for such period, (d) non-cash compensation granted during such period, including any such charges resulting from stock options, restricted stock grants or other equity incentive programs and (e) for any fiscal quarter, non-cash losses in an amount reasonably acceptable to the Administrative Agent resulting from impairment charges arising from the application of SFAS No. 142 or SFAS No. 144, less (f) interest income and extraordinary gains for such period, (g) any cash lease expenses incurred by the Borrower and its Subsidiaries during such Test Period and charged against the lease expense reserve as set forth on Schedule 5.1 hereof for such Test Period, and (h) cash severance expenses incurred by the Borrower and its Subsidiaries for such Test Period and charged against the severance expense reserve as set forth on Schedule 5.1 hereto for such Test Period. EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effect on the first day of such Test Period, and EBITDA shall be calculated to include (i) the historical EBITDA of the Acquired Business (whether positive or negative) to the extent such historical EBITDA (A) is evidenced by the financial statements or financial due diligence analysis delivered to the Administrative Agent pursuant to clauses (c), (f) and, to the extent required, (g) of the definition of Permitted Acquisition, subject to any cash or non-cash adjustments or consented to by the Required Lenders, or (B) is evidenced (in the case where the Total Consideration for such Acquired Business is less than $2,000,000) by (I) such financial statements or financial due diligence analysis delivered to the Administration Agent, at the Borrower’s option, described in clauses (c), (f) or (g) of the definition of Permitted Acquisition, subject to any cash or non-cash adjustments consented to by the Administrative Agent or (II) otherwise approved by the Administrative Agent (provided that any such adjustment resulting in an addition to EBITDA in excess of $500,000 shall be subject to the approval of the Required Lenders) in each case, for the period from the first day of such Test Period to, but not including, the date of the consummation of such Permitted Acquisition (the “Consummation Date”) and (ii) the actual EBITDA of the Acquired Business for the period from the Consummation Date to, and including, the last day of the Test Period. The historical EBITDA of any Acquired Businesses acquired (including, without limitation, the Camelback Acquisition) less than twelve months prior to the date hereof to be included in the calculation of EBITDA shall be set forth in Schedule 5.1 hereto. The Borrower may adjust the items referred to in clause (g) above appearing on Schedule 5.1 hereto from time to time by delivering an amended Schedule 5.1 with any Compliance Certificate required to be delivered pursuant to Section 8.5 hereof, subject to the review and approval of such amended Schedule by the Administrative Agent which approval shall not be unreasonably withheld.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative

Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries (or as may otherwise be agreed to from time to time by the Administrative Agent in writing).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

“Eurodollar Reserve Percentage” is defined in Section 1.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Evergreen Letter of Credit” means a Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Fixed Charges” means, with reference to any period (each, a “Test Period”), the sum of (a) all scheduled cash payments of principal required to be made during such Test Period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries (other than Earn Out Payments and those payments made or required to be made pursuant to Section 1.8 hereof), (b) cash Interest Expense for such Test Period, (c) cash dividends paid during such Test Period, (d) federal, state, and local income taxes paid in cash by the Borrower and its Subsidiaries during such Test Period and (e) Earn Out Payments made during such Test Period. With respect to any Test Period during which a Permitted Acquisition is consummated, cash Interest Expense for such Test Period shall be calculated on a pro forma basis in accordance with GAAP and in a manner acceptable to the Required Lenders to the extent that any portion of the Total Consideration for such Permitted Acquisition is financed with the proceeds of Loans hereunder as if each such Permitted Acquisition and such Loans had been effected on the first day of such Test Period and remained outstanding for the duration of such Test Period. For the avoidance of doubt, no Fixed Charges attributable to the Acquired Business prior to the consummation of the Permitted Acquisition shall be included in the calculation of Fixed Charges to the Borrower and its Subsidiaries (except with respect to Interest Expense as described in the immediately preceding sentence).

“Fixed Charge Coverage Ratio” is defined in Section 8.21(c) hereof.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantor” and “Guarantors” mean each direct and indirect Subsidiary of the Borrower, other than each Immaterial Subsidiary, which entities are specifically exempted from such definition.

“Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law applicable to any of the Borrower or any Subsidiary.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“Immaterial Subsidiary” means and includes, at any time, each Subsidiary formed by Borrower or a Subsidiary thereof and any additional Subsidiary acquired by the Borrower or a Subsidiary thereof in a Permitted Acquisition: provided, however, that the foregoing Subsidiaries shall constitute Immaterial Subsidiaries for the purposes of this Agreement only if and so long as (i) such Subsidiaries have total assets (determined on a consolidated basis in accordance with GAAP) as of such date with a fair market value in an aggregate amount not in excess of 2% of the total assets of the Borrower and its Subsidiaries and (ii) as of the last day of the most recently completed calendar month, the aggregate EBITDA of such Subsidiaries for the twelve calendar month period ended on such date shall be less than or equal to 2% of the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP. The Borrower hereby covenants that if at any time the conditions set forth in the immediately preceding sentence (“Subsidiary Threshold Conditions”) shall fail to be true, the Borrower shall cause certain of such Subsidiaries to comply with the terms of Section 4 hereof such that after giving effect thereto, the Subsidiary Threshold Conditions shall be true. Any Subsidiary required to comply with Section 4 hereof shall not constitute Immaterial Subsidiaries.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), including, without limitation, all Earn Out Payments (to the extent shown as a liability on the Borrower’s balance sheet in accordance with GAAP), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.6 hereof.

“L/C Issuer” means the Administrative Agent or any other Lender requested by the Borrower and approved by the Administrative Agent in its sole discretion with respect to the issuance of any Letter of Credit.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $5,000,000 as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes BMO Capital Markets Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.2(a) hereof.

“LIBOR” is defined in Section 1.2(b) hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its material obligations under any Loan Document or of the Borrower and its Subsidiaries taken as a whole to perform their material obligations under any Loan Documents or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Material Written Audit” means a written audit of such significance that such audit and the legal, regulatory and financial impacts of such audit and the legal and regulatory actions likely to result therefrom are reasonably likely to have a material adverse effect upon the operations, business, Property or condition (financial or otherwise) of the Borrower or any Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and each Deed of Trust and Security Agreement with Assignment of Rents between the Borrower or the relevant Guarantor and the Administrative Agent relating to such Person’s real property owned as of the Closing Date and located in the States of New Jersey, Pennsylvania, Illinois and California and any other mortgages or deeds of trust delivered to the Administrative Agent pursuant to Section 4.3 hereof, as the same may be amended, modified, supplemented or restated from time to time.

“Net Capital Expenditures” means, for any period, Capital Expenditures for such period less that portion of Capital Expenditures incurred during such period which is financed through Capital Leases.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees, commissions and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” means and includes the Revolving Note and the Swing Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Participating Interest” is defined in Section 1.2(e) hereof.

“Participating Lender” is defined in Section 1.2(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis (including, without limitation, Section 11.6 hereof), such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage, and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America or Canada;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) if the Total Consideration for the Acquired Business exceeds $2,000,000, the financial statements of the Acquired Business shall have been audited by an independent accounting firm reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, (i) such financial statements shall have been approved by the Required Lenders and (ii) the Acquired Business has undergone a review, compilation or financial analysis by an independent accounting firm reasonably satisfactory to the Administrative Agent as part of the applicable Borrower’s due diligence on the Acquisition;

(d) the financial statements provided pursuant to clause (c) above shall evidence that the EBITDA of the Acquired Business (excluding the Acquired Business under the Camelback Acquisition) for the twelve most recently completed calendar months is not less than $0 (or with respect to all De Minimus Acquisitions (as defined below) completed during the twelve most recent completed calendar months, an aggregate amount for all such Acquisitions of not less than negative $500,000);

(e) the aggregate Total Consideration for all Acquired Businesses acquired in any fiscal year of the Borrower (the “Purchase Price Limitation”) shall not exceed (i) $35,000,000 during the Borrower’s fiscal year ending on or about June 30, 2008 and (ii) $25,000,000 during any fiscal year of the Borrower ending thereafter; provided that up to $10,000,000 of the unused Purchase Price Limitation in any fiscal year may be carried forward to the immediately succeeding fiscal year;

(f) the Borrower shall have notified the Administrative Agent and Lenders not less than 10 days prior to the consummation of any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information for the Acquired Business and covenant compliance calculations reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the condition described in clause (i) below;

(g) if the Total Consideration for the Acquired Business exceeds $7,500,000, the Borrower shall supply to the Administrative Agent and Lenders (i) a third party quality of earnings report completed by a firm that is satisfactory to the Administrative Agent in its reasonable discretion and (ii) 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis.

(h) if a new Subsidiary (to the extent not an Immaterial Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith;

(i) the Administrative Agent shall have received a Compliance Certificate evidencing, to the satisfaction of the Administrative Agent, that (i) the Total Funded Debt/EBITDA Ratio, calculated on a pro forma basis after giving effect to such Acquisition is not greater than (x) the then applicable ratio set forth in Section 8.21(a) hereof minus (y) 0.25 to 1.0, and (ii) the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to such Acquisition shall not be less than 1.30 to 1.00;

(j) after giving effect to the Acquisition and any Credit Event in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.21 hereof on a pro forma basis;

(k) after giving effect to the Acquisition and any Credit Event in connection therewith, the Borrower shall have not less than $5,000,000 of Unused Revolving Credit Commitments; and

(l) the Total Consideration for any Acquired Business shall not exceed $20,000,000 unless such Acquisition has been approved by the Required Lenders.

Notwithstanding the foregoing, with respect to Acquisitions (“De Minimus Acquisitions”) in any single fiscal year the aggregate Total Consideration of which is less than $2,000,000, such De Minimus Acquisitions shall constitute Permitted Acquisitions upon compliance with only clauses (d), (h) and (i) of this definition.

For the avoidance of doubt, the Camelback Acquisition shall constitute a Permitted Acquisition.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary, including without limitation the real property and improvements thereon owned by the Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans, interests in Letters of Credit, interests in Swing Loans and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, interests in Swing Loans and Unused Revolving Credit Commitments of the Lenders, provided that, at any time when there are fewer than three Lenders, “Required Lenders” shall mean both of the Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, chief operating officer, president or general counsel of the Borrower or any Guarantor.

“Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations and participation interests in Swing Loans) of the aggregate principal amount of all Loans and L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $75,000,000 on the date hereof.

“Revolving Credit Termination Date” means June 6, 2013, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.10 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Second Supplements” means and includes each of the Second Supplements to each of the Mortgages in effect on the Closing Date.

“Security Agreement” means that certain Amended and Restated Security Agreement dated the date of this Agreement among the Borrower and the Guarantors and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by the Administrative Agent and the Required Lenders and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

“Swing Line Lender” means BMO Capital Markets Financing, Inc.

“Swing Line Sublimit” means $2,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

“Swing Note” is defined in Section 1.10 hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Total Funded Debt/EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of Total Funded Debt of the Borrower and its Subsidiaries as of the last day of such fiscal quarter to EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters then ended.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Revolving Credit Commitment of the Swing Line Lender for purposes of computing the commitment fee under Section 2.1(c) hereof.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 hereto as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. Except as set forth on Schedule 6.2 hereto, there are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Revolving Credit to refinance existing Indebtedness for Borrowed Money of the Borrower, to finance Capital Expenditures for the Borrower’s and, subject to the terms thereof, its Subsidiaries general working capital purposes, to finance Permitted Acquisitions, and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2007 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Grant Thornton LLP, independent public accountants, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of the unaudited statements, to normal year-end adjustments that are not expected to be material). Except as set forth on Schedule 6.5 hereto, neither the Borrower nor any Subsidiary had, as of the respective ending dates of the financial statements referred to above, contingent liabilities which were material to it other than as indicated on such financial statements.

Section 6.6. No Material Adverse Change. Except as set forth on Schedule 6.6 hereto, since June 30, 2007, there has been no change in the condition (financial or otherwise) of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 6.7. Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable at the time of such projection.

Section 6.8. Trademarks, Franchises, and Licenses. The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, except where the failure to own, possess or have such rights would not reasonably be expected to have a Material Adverse Change.

Section 6.9. Governmental Authority and Licensing. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, the Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrower, threatened, except for any such revocation or denial which would not reasonably be expected to have a Material Adverse Effect.

Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests and licenses) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11. Litigation and Other Controversies. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Responsible Officer of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.12. Taxes. Except as set forth on Schedule 6.12 hereto, all tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained on or prior to the Closing Date and remain in full force and effect.

Section 6.14. Affiliate Transactions. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other, except for compensation agreements with officers and directors approved by the compensation committee of the Borrower’s board of directors.

Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as set forth on Schedule 6.16 hereto, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17. Compliance with Laws. (a) Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, the Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 6.17(a) above, except (A) as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and (B) for such other matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that: (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) to Borrower’s knowledge, none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 6.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured would reasonably be expected to have a Material Adverse Effect.

Section 6.19. Solvency. The Borrower and each Guarantor are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20. No Broker Fees. Except as set forth on Schedule 6.20 hereto, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7. CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

Section 7.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower and the Guarantors, and the Lenders;

(b) the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c) the Administrative Agent shall have received the Second Supplements, and Security Agreement duly executed by the Borrower and the Guarantors, as appropriate, together with, to the extent not previously delivered, (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary (66% of such capital stock in the case of any Foreign Subsidiary as provided in Section 4.2 hereof) as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary executed in blank and undated, (iii) UCC financing statements to be filed against the Borrower and each Guarantor, as debtor, in favor of the Administrative Agent, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by the Administrative Agent;

(d) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent, in such capacity, as mortgagee and loss payee;

(e) the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(g) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for the Borrower and each Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h) the Administrative Agent shall have received for each Lender a list of the Borrower’s Authorized Representatives;

(i) the Administrative Agent shall have received the initial fees called for by Section 2.1(c) hereof;

(j) each Lender shall have received such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and the Guarantors, and the lack of material contingent liabilities of the Borrower and the Guarantors;

(k) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower and each Guarantor evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(l) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Guarantor, in form and substance satisfactory to the Administrative Agent;

(m) the Administrative Agent and its counsel shall have reviewed and shall be satisfied with all pending and threatened litigation involving the Borrower and the Guarantors;

(n) the Administrative Agent shall have received a Compliance Certificate duly executed by an Authorized Officer of the Borrower demonstrating that (i) EBITDA for the twelve months ending on March 31, 2008, was not less than $19,500,000; and (ii) the Total Funded Debt/EBITDA Ratio, measured based on Total Funded Debt projected to be outstanding after giving effect to the initial Credit Extension and EBITDA for the four fiscal quarters ended on March 31, 2008, is less than 1.10 to 1.0;

(o) the Administrative Agent shall have received date down endorsements to mortgagee’s title insurance policies (or prepaid binding commitments therefor) in form and substance acceptable to the Administrative Agent from a title insurance company or companies acceptable to the Administrative Agent in an aggregate amount acceptable to the Administrative Agent insuring the Liens of the Mortgages (other than with respect to the real property located in New Jersey and Pennsylvania) to be valid first priority Liens subject to no defects or objections which are unacceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require;

(p) the Administrative Agent shall have received a record owner and lien certificate or similar document issued by the title insurance company that issued the mortgagee’s title insurance policy with respect to the real property located in New Jersey and Pennsylvania, which certificate or document shall evidence no liens, defects or encumbrances which are unacceptable to the Administrative Agent;

(q) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request; and

(r) the Administrative Agent shall have received a fully executed Internal Revenue Service [Form W-9] for the Borrower.

SECTION 8. COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary (other than Immaterial Subsidiaries) to, preserve and maintain its existence, except as otherwise provided in Section 8.10(ii)(b) hereof. The Borrower shall, and shall cause each Subsidiary (other than Immaterial Subsidiaries) to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 8.2. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, and employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter (other than the last fiscal quarter occurring in each fiscal year), a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and a comparison to budget, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

(b) as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year and a comparison to budget, accompanied in the case of the consolidated financial statements by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(d) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(e) promptly after receipt thereof, a copy of each Material Written Audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of notice of any material noncompliance with any applicable material law, regulation or guideline relating to the Borrower or any Subsidiary, or its business;

(f) as soon as available, and in any event no later than 30 days after the start of each fiscal year of the Borrower, a copy of the Borrower’s consolidated business plan for such fiscal year, such business plan to show the Borrower’s projected consolidated revenues, expenses and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders (which shall include a summary of all assumptions made in preparing such business plan);

(g) notice of any Change of Control;

(h) promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(i) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of the Borrower or another officer of the Borrower acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.21 hereof.

The financial statements delivered pursuant to subsections (a) and (b) above shall, among other things, reflect all contingent liabilities of the Borrower or any Subsidiary existing at the end of the relevant period covered thereby which are material to the Borrower or any Subsidiary.

Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, the L/C Issuer, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent, such Lenders, and the L/C Issuer the finances and affairs of the Borrower and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender or L/C Issuer may designate provided that such inspections shall not unreasonably interfere with the conduct of the Borrower’s or any Subsidiary’s business and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower. The Borrower shall be required to reimburse the Administrative Agent and each Lender for out-of-pocket costs incurred in connection with each such inspection; provided, however, that prior to the occurrence of an Event of Default hereunder, the Borrower shall only be required to reimburse the Administrative Agent and the Lenders for two (2) such inspections per calendar year.

Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $7,000,000 in the aggregate at any one time outstanding;

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) intercompany advances from time to time owing by any Subsidiary which is a Guarantor to the Borrower or another Subsidiary which is a Guarantor or by the Borrower to a Subsidiary which is a Guarantor in the ordinary course of business;

(e) the guaranties described in Schedule 8.7 and outstanding on the Closing Date, together with additional guaranties entered into for similar purposes and reasonably acceptable in form, substance and amount to the Administrative Agent; and

(f) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding.

(g) indebtedness on account of earnout payments or seller notes incurred in connection with a Permitted Acquisition, provided that such indebtedness is unsecured and the aggregate outstanding amount of such indebtedness shall not exceed $4,000,000 at any time; and

(h) guaranty obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of (i) obligations of the Borrower or any Subsidiary or (ii) any Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries permitted under this Section 8.7.

Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $750,000 at any one time outstanding;

(d) Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary and all encumbrances reflected on Schedule B of those policies of title insurance provided to the Administrative Agent in connection with the Mortgages;

(g) Liens granted in favor of Kings Grant Shops, LLC in certain Property of the Borrower and its Subsidiaries listed on Exhibit “A” to a UCC-1 filing dated June 20, 2001 with the County Clerk of Burlington County, New Jersey;

(h) Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents; and

(i) liens for taxes not yet due or which are being contested in compliance with Section 6.12.

Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Borrower’s and its Subsidiaries’ investments existing on the Closing Date in their Subsidiaries which are not Guarantors, and the Borrower’s investments from time to time in its Subsidiaries which are Guarantors, and investments made from time to time by a Subsidiary in or more of its Subsidiaries which are Guarantors;

(g) intercompany advances made from time to time by the Borrower or a Subsidiary to another Subsidiary which is a Guarantor or by a Subsidiary to the Borrower in the ordinary course of business;

(h) Permitted Acquisitions;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(j) investments by the Borrower or any Subsidiary made in connection with any cash management agreement with any Lender or Affiliate thereof;

(k) trade credit extended by the Borrower or any Subsidiary on usual and customary terms in the ordinary course of business;

(l) investments in hedging arrangements to the extent that the Borrower’s or a Subsidiary’s obligations thereunder constitute Hedging Liabilities; and

(m) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $750,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that (i) this Section shall not apply to nor operate to prevent the sale or lease of inventory in the ordinary course of business, and (ii) so long as no Default or Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a) the sale, transfer, lease or other disposition of Property of the Borrower and its Subsidiaries which are Guarantors to one another or the sale, lease, transfer or other disposition of Property of an Immaterial Subsidiary to the Borrower, a Guarantor or another Immaterial Subsidiary;

(b) the merger of any (i) Subsidiary with and into the Borrower or any other Subsidiary which is a Guarantor, provided that, (A) in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger, and (B) no Wholly-owned Subsidiary may merge into a Subsidiary which is not a Wholly-owned Subsidiary or (ii) Immaterial Subsidiary with and into another Immaterial Subsidiary;

(c) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(d) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(e) Permitted Acquisitions;

(f) the sale, transfer or other disposition (including a disposition as part of a sale and leaseback) of any real property that is listed on Schedule 8.10 hereto (including the facilities located thereon);

(g) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (excluding any disposition of real property (and facilities located thereon) permitted in Section 8.10(f) or Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $1,000,000 during any fiscal year of the Borrower; and

(h) dispositions of Property constituting real estate (other than real property listed on Schedule 8.10) as part of a sale and leaseback transaction aggregating for the Borrower and its Subsidiaries not in excess of (i) $3,000,000 during any fiscal year and (ii) $6,000,000 during the term of this Agreement.

Section 8.11. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 8.10 above.

Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same or (c) make any Earn Out Payments; provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary to the Borrower or any Subsidiary, (ii) the making by the Borrower of dividends or distributions in respect of, or repurchases or redemptions of, its capital stock, provided that (x) no Default or Event of Default exists before or after giving effect thereto, and (y) the Borrower’s Fixed Charge Coverage Ratio would have been 1.50 to 1.0 or greater as of the end of its most recently ended fiscal quarter if such dividend, distribution, repurchase or redemption had been made on the last day of such fiscal quarter (provided that the aggregate amount of all such dividends, distributions, redemptions and repurchases shall not exceed $850,000 in the aggregate during any fiscal year), (iii) the making of Earn Out Payments when due, provided that (w) no Default or Event of Default exists before or after giving effect thereto, (x) the Total Funded Debt/EBITDA Ratio, calculated on a pro forma basis after giving effect to such Earn Out Payment (and any indebtedness incurred in connection therewith) is not greater than (I) the then applicable ratio set forth in Section 8.21(a) hereof minus (II) 0.25 to 1.0, (y) the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to such Earn Out Payment shall not be less than 1.30 to 1.00, and (z) after giving effect to such Earn Out Payment the Borrower shall have Unused Revolving Credit Commitments of not less than $5,000,000, (iv) the making of dividends or distributions by the Borrower on any class or series of its capital stock solely in the form of the issuance of additional shares of such class or series of its capital stock, or (v) the acceptance by the Borrower of shares of its capital stock (or all or any portion off a warrant to purchase shares of its capital stock) in satisfaction of the exercise price of any warrant to acquire its shares.

Section 8.13. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under Title IV of ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition by the PBGC of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA) with respect to a Plan (other than a Reportable Event for which advanced reporting has been waived by the PBGC), (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty. In addition, the Borrower shall, and shall cause such Subsidiary to, promptly notify the Administrative Agent and each lender of any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit caused by a change in such Welfare Plan’s benefit design.

Section 8.14. Compliance with Laws. (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any material portion of its Property.

(b) Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all Environmental Laws applicable to such Premises or part thereof; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of Environmental Laws applicable to such Premises or any part thereof; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material

Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15. Burdensome Contracts With Affiliates. Except for the contracts, agreements or arrangements described on Schedule 6.14 hereto, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with the Borrower, a Guarantor or a Wholly-owned Subsidiary) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except for compensation agreements with officers and directors approved by the compensation committee or audit committee of the Borrower’s board of directors (or any other committee of the Borrower’s board of directors comprised entirely of independent directors).

Section 8.16. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on or about June 30 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year or the corresponding fiscal quarters from their present basis.

Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Administrative Agent and the Lenders notice thereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary) and timely comply with the requirements of Section 4 hereof, to the extent that such Subsidiary is not an Immaterial Subsidiary. Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 6.2 hereof or organized in Canada, the Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.

Section 8.18. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date provided, however, that the Borrower may engage in any business or activity conducted by a Subsidiary as of the Closing Date following any merger of such Subsidiary into the Borrower pursuant to Section 8.10(b)).

Section 8.19. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary (other than any such restriction in a Capital Lease restricting the transfer of the property leased by the Borrower or such Subsidiary thereunder) or (e) guarantee the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.

Section 8.21. Financial Covenants. (a) Total Funded Debt/EBITDA Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:

FOUR FISCAL QUARTER PERIODS ENDING ON OR ABOUT	TOTAL FUNDED DEBT/EBITDA RATIO SHALL NOT BE GREATER THAN:
Closing Date through December 31, 2009	3.00 to 1.0

January 1, 2010 through June 30, 2010	2.75 to 1.0

July 1, 2010 and at all times thereafter	2.50 to 1.0

(b) Minimum EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower ending during the periods set forth below, permit EBITDA for the four fiscal quarters of the Borrower ending on such day to be less than the corresponding amount set forth opposite such day:

FOUR FISCAL QUARTER PERIODS ENDING ON OR ABOUT	MINIMUM FOUR FISCAL QUARTER EBITDA
Closing Date through March 31, 2009	$15,500,000

April 1, 2009 and at all times thereafter	$17,000,000

provided, however, that the minimum EBITDA requirements set forth above for each period ending on or after the date of a Permitted Acquisition (excluding the Camelback Acquisition) shall increase (but shall in no extent decrease) by an amount equal to 75% of the historical EBITDA (to the extent positive) of the Acquired Business for the most recent four fiscal quarter period of the Acquired Business ended on or prior to the date of such Permitted Acquisition to the extent such historical EBITDA is included in the calculation of EBITDA to give effect to such Permitted Acquisition including after giving effect to any cash or non-cash adjustments thereto consented to by the Required Lenders.

(c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended, less Net Capital Expenditures for such four fiscal quarters, to (b) Fixed Charges for the same four fiscal quarters then ended of not less than 1.25 to 1.0.

(d) Capital Expenditures. The Borrower and its Subsidiaries, collectively, shall not incur Capital Expenditures (net of any such Capital Expenditures to the extent financed from the Net Cash Proceeds of an Event of Loss) in an amount in excess, during any fiscal year of the Borrower, of the corresponding amount set forth opposite such fiscal year ending date:

FISCAL YEAR ENDING ON	MAXIMUM FISCAL YEAR CAPITAL EXPENDITURES
June 30, 2008	$10,500,000

June 30, 2009	$13,000,000

June 30, 2010 and each fiscal year ended thereafter	$15,000,000

Notwithstanding the foregoing, up to 50% of the unused portion of the Capital Expenditures allowance for any fiscal year may be carried over to the immediately succeeding fiscal year only to be used in such succeeding fiscal year after all of the Capital Expenditures allowance for that fiscal year has been used.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or default for a period of 5 Business Days in the payment when due of any interest, fee, or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Section 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.16, 8.19, 8.20 or 8.21 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Guarantor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) any default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating in excess of $750,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default or change in control shall continue for a period of time sufficient to permit the acceleration of the maturity of, or to allow the holder thereof to require the Borrower to repay or repurchase, any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) and any applicable grace periods for such nonpayment provided for in such documents shall have expired;

(g) any money judgment or judgments (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Guarantor, or against any of its Property, in an aggregate amount in excess of $750,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $750,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $750,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its

Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall have occurred;

(j) the Borrower or any Guarantor shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Guarantor, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Guarantor, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 9.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately prepay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative

Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately prepay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) no other Obligations remain due and unpaid hereunder and (iii) any Letter of Credit with respect to which the Borrower has prepaid or cash collateralized its obligations with respect thereto shall terminate or the stated amount thereof shall be reduced, then the Administrative Agent shall release to the Borrower from the Collateral Account that amount of the funds contained therein which exceeds the aggregate stated amount of all Letters of Credit remaining outstanding after giving effect to such termination or reduction.

Section 9.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 9.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 9.6. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder).

SECTION 10. CHANGE IN CIRCUMSTANCES.

Section 10.1. Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

Section 10.3. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or the L/C Issuer imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or the L/C Issuer to be material, then, within 15 days after demand by such Lender or the L/C Issuer

(with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction.

(b) If, after the date hereof, any Lender, or the L/C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or the L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or the L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the L/C Issuer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or the L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or the L/C Issuer for such reduction.

(c) A certificate of a Lender or the L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof shall be conclusive if reasonably made and determined. In determining such amount, such Lender or the L/C Issuer may use any reasonable averaging and attribution methods.

(d) Notwithstanding the foregoing, the Borrower shall not have any obligation to compensate any Lender or L/C Issuer under this Section 10.3 with respect to increased costs or reductions in the rate of return with respect to any period prior to the date that is 180 days prior to such request if such Lender or L/C Issuer knew or could reasonably be expected to know of the circumstances giving rise to such costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, however, that the foregoing limitation shall not apply to any costs or reductions arising out of any retroactive application of any change in applicable low within such 180 day period.

Section 10.4. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurodollar Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 10.5. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11. THE ADMINISTRATIVE AGENT.

Section 11.1. Appointment and Authorization of Administrative Agent. Each Lender and L/C Issuer hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders and L/C Issuer expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

Section 11.2. Administrative Agent and its Affiliates. To the extent that the Administrative Agent is also a Lender hereunder, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. To the extent that the Administrative Agent is also a Lender hereunder, the term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, shall include the Administrative Agent in its individual capacity as a Lender. To the extent that the Administrative Agent is also a Lender hereunder, references in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 11.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender or the L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and the Guarantors, and the Administrative Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 11.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 11.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent subject, if no Default or Event of Default then exists, to the reasonable consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to, if no Default or Event of Default then exists, the reasonable consent of the Borrower), which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor shall have been appointed (and consented to by the Borrower, if such consent is required hereby), the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender and the L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 11.8. L/C Issuer and Swing Line Lender. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line lender, as applicable.

Section 11.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 11.10. Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 11.11. Authorization to Release or Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7 and 8.8 hereof, and (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax and (d) release Liens on Collateral following termination or expiration of the Revolving Credit Commitments and payment in full of the Obligations and, if then due, Hedging Liability and Funds Transfer and Deposit Account Liability.

Section 11.12. Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

Section 11.13. Resignation of Harris N.A. Harris N.A. agrees to execute and deliver, at the Borrower’s expense, all assignments and other documents reasonably requested by the Administrative Agent in connection with its resignation as administrative agent under the Original Agreement.

SECTION 12. THE GUARANTEES.

Section 12.1. The Guarantees. To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as

Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding). In case of failure by the Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 12.2. Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower or other obligor, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or other obligor or of any other Guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which the Borrower or other obligor or any other Guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower or other obligor, any other Guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Revolving Credit Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4. Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Revolving Credit Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Revolving Credit Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or other obligor, another Guarantor, or any other Person.

Section 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or avoidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8. Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9. Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13. MISCELLANEOUS.

Section 13.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the Administrative

Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent, the L/C Issuer or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the Administrative Agent, the L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and Administrative Agent of such fact in writing and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 13.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties (to the extent such interest or penalties arise from any act or omission by the Borrower), in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other

Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their Participating Interest shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 13.8. Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loans Documents to the Borrower, any Guarantor, the Administrative Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

To the Borrower or any Guarantor:

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

Attention: Chief Financial Officer

Telecopy: (484) 947-2003

With a copy (not constituting notice) to:

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

Attention: General Counsel

Telecopy: (484) 947-2003

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market St., 51st Floor

Philadelphia, PA 19103

Attn: Richard Jaffe, Esq.

Telecopy: (215) 884-9476

To the Administrative Agent and L/C Issuer:

Bank of Montreal

115 South LaSalle Street

Chicago, Illinois 60603

Attention: Pauline Christopher

Telecopy: (312) 461-5225

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire, and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10. Successors and Assigns. This Agreement shall be binding upon the Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent, the L/C Issuer and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

Section 13.11. Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof, but only to the extent such Sections would require payment to the Lender granting such participation if such participation had not occurred. The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary, provided that such participant or prospective participant shall agree in writing to hold such information in confidence pursuant to the provisions of Section 13.25 hereof.

Section 13.12. Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans, participation interest in L/C Obligations and participation interest in Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans, participation interest in Swing Loans and Participating Interest in L/C Obligations outstanding thereunder) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans, participation interest in Swing Loans and Participating Interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loan or the Revolving Credit Commitment assigned. Notwithstanding the foregoing, any assignment by the Swing Line Lender of the Swing Line Sublimit must assign the entire Swing Line Sublimit.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(d) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower or Subsidiaries. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 1.11, 10.3, 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line or assign the entire Swing Line Sublimit and all outstanding Swing Loans to a Lender then having a Revolving Credit Commitment. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender. If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 1.14 hereof.

Section 13.13. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the L/C Issuer or the Swing Line Lender are affected thereby, the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material Guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. The Borrower agrees to pay to the Administrative Agent, the L/C Issuer and each Lender, and any other holder of any Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent, the L/C Issuer, and such Lender or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any Subsidiary as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent, the L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, the L/C Issuer or such Lender for any reasonable legal or other expenses (including, without limitation, all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative

Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all reasonable fees and disbursements of counsel to any such party, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Guarantor or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Guarantor or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Guarantor or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Guarantor made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 13.16. Set-off. (a) In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective Affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION OR HEDGING LIABILITY OR FUNDS TRANSFER AND DEPOSIT ACCOUNT LIABILITY SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, BANKER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE THAT IS NOT TAKEN BY THE ADMINISTRATIVE AGENT OR REQUIRED

LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT AND REQUIRED LENDERS IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS AND HEDGING LIABILITY AND FUNDS TRANSFER AND DEPOSIT ACCOUNT LIABILITY, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS HEREUNDER.

Section 13.17. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18. Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.22. Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24. USA Patriot Act. Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

Section 13.25. Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent or Lender disclosing such Information remains responsible for any breach of this Section 13.25 by any such parties to whom such Information is disclosed), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.25, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.25 or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, provided that such source is not known by the Person to whom such source provides such Information to be bound to the Borrower or any Subsidiary or its representatives by agreement, fiduciary duty or otherwise not to disclose such Information, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this clause (j). In addition to the foregoing provisions of this Section 13.25, each of the Administrative Agent, the Lenders and any other Person which becomes subject to the provisions of this Section agrees that, to the extent it receives Information prior to public disclosure of the same, it will not trade in securities of the Borrower prior to 48 hours following public disclosure of such Information.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries or from any other Person on behalf of the Borrower or any of its Subsidiaries.

[SIGNATURE PAGES TO FOLLOW]

This Amended and Restated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“BORROWER”

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ Thomas Frank
Name:	Thomas Frank
Title:	Chief Financial Officer

“GUARANTORS”

MERRYHILL SCHOOLS NEVADA, INC.

By:	/s/ Thomas Frank
Name:	Thomas Frank
Title:	President

NEDI, INC.

By:	/s/ Thomas Frank
Name:	Thomas Frank
Title:	Assistant Treasurer

ENCHANTED CARE LEARNING CENTER INC.

By:	/s/ Thomas Frank
Name:	Thomas Frank
Title:	Vice President

“ADMINISTRATIVE AGENT”

BANK OF MONTREAL, as L/C Issuer, and as Administrative Agent

By	/s/ Kathleen J. Collins
Name:	Kathleen J. Collins
Title:	Director

“LENDERS”

BMO CAPITAL MARKETS FINANCING, INC.

By	/s/ Kathleen J. Collins
Name:	Kathleen J. Collins
Title:	Director

Address:

111 West Monroe Street, 20th Floor East Chicago, Illinois 60603
Attention: Pauline Christopher
Telecopy: (312) 293-5041
Telephone: (312) 461-7009

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By	/s/ James Knight
Name:	James Knight
Title:	Vice President

Address:

277 Park Avenue – 23rd Floor New York, NY 10172
Telecopy: 646.534.3081
Telephone: 212.622.8486

CITIZENS BANK OF PENNSYLVANIA

By	/s/ Bruce F. Morgan, VP
Name	Bruce F. Morgan
Title	Vice President

Address:

3025 Chemical Road, Suite 300 Plymouth Meeting, PA 19462-1739
Attention: Bruce F. Morgan
Telecopy: (610) 941-4185
Telephone: (610) 832-5682

TRISTATE CAPITAL BANK

By	/s/ Timothy A. Merriman
Name:	Timothy A. Merriman
Title:	Senior Vice President

789 E. Lancaster Ave., Suite 240, Villanova, PA 19085
Attention: Terry Golebiewski
Telecopy: 610-581-7110
Telephone: 610-526-6780

SUNTRUST BANK

By	/s/ Paul H. Deerin
Name:	Paul H. Deerin
Title:	Vice President

Address:

120 E. Baltimore Street, 25th Fl. Baltimore, MD 21202
Attention: Paul H. Deerin
Telecopy: 420-986-1927
Telephone: 443-263-9002

The undersigned executes and delivers this Agreement solely for purposes of Section 11.13 hereof.

HARRIS N.A.

By	/s/ Kathleen J. Collins
Name:	Kathleen J. Collins
Title:	Director

EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]

[Address]

Attention:

Reference is made to the Amended and Restated Credit Agreement, dated as of June 6, 2008, among Nobel Learning Communities, Inc., the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of $            . Your Revolver Percentage of the unpaid Reimbursement Obligation is $            ] or [             has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $            . Your Revolver Percentage of the returned Reimbursement Obligation is $            .]

Very truly yours,

[BANK OF MONTREAL], as L/C Issuer
By
Name
Title

EXHIBIT B

NOTICE OF BORROWING

Date:             ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of June 6, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Nobel Learning Communities, Inc., the Guarantor’s party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Nobel Learning Communities, Inc., (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is             ,     .

2. The aggregate amount of the proposed Borrowing is $            .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $             of [Base Rate] [Eurodollar] Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be              months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date:             ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of June 6, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Nobel Learning Communities, Inc., the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Nobel Learning Communities, Inc. (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is             ,     .

2. The aggregate amount of the Revolving Loans to be [converted] [continued] is $            .

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

EXHIBIT D-1

REVOLVING NOTE

U.S. $	June 6, 2008

FOR VALUE RECEIVED, the undersigned, NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of              (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of              Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement dated as of June 6, 2008, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent for the Lenders (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

EXHIBIT D-2

SWING NOTE

U.S. $	June 6, 2008

FOR VALUE RECEIVED, the undersigned, NOBEL LEARNING COMMUNITIES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of              (the “Lender”) on the Revolving Credit Termination Date of the hereinafter defined Credit Agreement, at the principal office of Bank of Montreal, as Administrative Agent, in Chicago, Illinois, in immediately available funds, the principal sum of              Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Swing Note referred to in the Amended and Restated Credit Agreement dated as of June 6, 2008, among the Borrower, the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent for the Lenders (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

EXHIBIT E

NOBEL LEARNING COMMUNITIES, INC.

COMPLIANCE CERTIFICATE

To:	Bank of Montreal, as Administrative Agent under, and the Lenders party to, the Amended and Restated Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Amended and Restated Credit Agreement dated as of June 6, 2008, among us and the Guarantors party thereto (as extended, renewed, amended or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected              of Nobel Learning Communities, Inc.;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             20    .

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

SCHEDULE I

TO COMPLIANCE CERTIFICATE

NOBEL LEARNING COMMUNITIES, INC.

COMPLIANCE CALCULATIONS

FOR CREDIT AGREEMENT DATED AS OF JUNE 6, 2008

CALCULATIONS AS OF                     ,

A. Total Funded Debt/EBITDA Ratio (Section 8.21(a))

1. Total Funded Debt	$

2. Net Income for past 4 quarters	$

3. Interest Expense for past 4 quarters	$

4. Income taxes for past 4 quarters	$

5. Depreciation and Amortization Expense for past 4 quarters	$

6. Non-cash compensation expense	$

7. Scheduled EBITDA Adjustment	$

8. Interest income and extraordinary gains for past 4 quarters	$

9. Sum of Lines A2, A3, A4, A5, A6 and A7, minus Line A8 (“EBITDA”)	$

10. Ratio of Line A1 to A9	:1.0

11. Line A10 ratio must not exceed	:1.0

12. The Borrower is in compliance (circle yes or no)	yes/no

B. Minimum EBITDA (Section 8.21(b))

1. EBITDA for past 4 quarters (from Line A9)	$

2. Minimum Required EBITDA per Section 8.21(b)	$

3. 75% of EBITDA of each Permitted Acquisition[1]	$

4. EBITDA shall not be less than (sum of Line B2 and B3)	$

5. The Borrower is in compliance (circle yes or no)	yes/no

[1]	Excluding the Camelback Acquisition.

C. Fixed Charge Coverage Ratio (Section 8.21(c))

1. EBITDA for past 4 quarters (from Line A9)	$

2. Net Capital Expenditures for past 4 quarters	$

3. Difference of Line C1 minus Line C2	$

4. Cash Principal payments for past 4 quarters	$

5. Cash Interest Expense for past 4 quarters	$

6. Cash Dividends for past 4 quarters	$

7. Cash Income taxes for past 4 quarters	$

8. Earn Out Payouts for past 4 quarters	$

9. Sum of Lines C4, C5, C6, C7 and C8	$

10. Ratio of Line C3 to Line C9	:1.0

11. Line C10 ratio must not be less than	:1.0

12. The Borrower is in compliance (circle yes or no)	yes/no

D. Capital Expenditures (Section 8.21(d))

1. Year-to-date Capital Expenditures	$

2. Year-to-date Capital Expenditures financed with proceeds of an Event of Loss	$

3. Difference of Line D1 minus Line D2	$

4. Maximum permitted amount[2]	$

5. The Borrower is in compliance (circle yes or no)	yes/no

[2]	Increased by up to 50% of unused CapEx from previous fiscal year.

EXHIBIT F

ADDITIONAL GUARANTOR SUPPLEMENT

            ,

Bank of Montreal, as Administrative Agent for the Lenders named in the Amended and Restated Credit Agreement dated as of June 6, 2008, among Nobel Learning Communities, Inc., as Borrower, the Guarantors referred to therein, the Lenders from time to time party thereto, and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Subsidiary Guarantor], a [jurisdiction of incorporation or organization] hereby elects to be a “Guarantor” for all purposes of the Credit Agreement, effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned as of the date hereof and the undersigned shall comply with each of the covenants set forth in Section 8 of the Credit Agreement applicable to it.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 12 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory party thereto.

The undersigned acknowledges that this Agreement shall be effective upon its execution and delivery o by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Agreement or any other acceptance hereof. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By
Name
Title

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Dated             ,

Reference is made to the Amended and Restated Credit Agreement dated as of June 6, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Nobel Learning Communities, Inc., the Guarantors party thereto, the Lenders party thereto, and Bank of Montreal, as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                                                                            (the “Assignor”) and                                  (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.

4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be              (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[ASSIGNOR LENDER]

By
Name
Title

[ASSIGNEE LENDER]

By
Name
Title

Accepted and consented this day of

NOBEL LEARNING COMMUNITIES, INC.

By
Name
Title

Accepted and consented to by the Administrative Agent and L/C Issuer this day of

BANK OF MONTREAL, as Administrative Agent and L/C Issuer

By
Name
Title

ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS FOR ALL LENDERS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOANS
Revolving Credit	$	$		%

EXHIBIT H

COMMITMENT AMOUNT INCREASE REQUEST

            ,

To:	Bank of Montreal, as Administrative Agent for the Lenders parties to the Amended and Restated Credit Agreement dated as of June 6, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Nobel Learning Communities, Inc. (the “Borrower”), the Guarantors party thereto, certain Lenders which are signatories thereto, and Bank of Montreal, as Administrative Agent

Ladies and Gentlemen:

The undersigned, Nobel Learning Communities, Inc. (the “Borrower”) hereby refers to the Credit Agreement and requests that the Administrative Agent consent to an increase in the aggregate Revolving Credit Commitments (the “Commitment Amount Increase”), in accordance with Section 1.15 of the Credit Agreement, to be effected by [an increase in the Revolving Credit Commitment of [name of existing Lender] [the addition of [name of new Lender] (the “New Lender”) as a Lender under the terms of the Credit Agreement]. Capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

After giving effect to such Commitment Amount Increase, the Revolving Credit Commitment of the [Lender] [New Lender] shall be $            .

[Include paragraphs 1-4 for a New Lender]

1. The New Lender hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

2. Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Administrative Agent, the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto.

3. The New Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

[4. The New Lender has delivered, if appropriate, to the Borrower and the Administrative Agent (or is delivering to the Borrower and the Administrative Agent concurrently herewith) the tax forms referred to in Section 13.1 of the Credit Agreement.]*

THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

The Commitment Amount Increase shall be effective when the executed consent of the Administrative Agent is received or otherwise in accordance with Section 1.15 of the Credit Agreement, but not in any case prior to             ,     . It shall be a condition to the effectiveness of the Commitment Amount Increase that all expenses referred to in Section 1.15 of the Credit Agreement shall have been paid.

The Borrower hereby certifies that no Default or Event of Default has occurred and is continuing.

Please indicate the Administrative Agent’s consent to such Commitment Amount Increase by signing the enclosed copy of this letter in the space provided below.

*	Insert bracketed paragraph if New Lender is organized under the law of a jurisdiction other than the United States of America or a state thereof.

Very truly yours,

[Insert Name of Borrower]

By
Name:
Title:

[NEW OR EXISTING LENDER INCREASING COMMITMENTS]

By
Name
Title

The undersigned hereby consents on this day of , to the above-requested Commitment Amount Increase.

BANK OF MONTREAL, as Administrative Agent

By
Name
Title